FOR IMMEDIATE RELEASE

May 6, 2004

Extendicare Health Services, Inc. Begins 2004 With Strong First Quarter

• Net earnings of $9.3 million for Q1

• Medicare census rises to 17.1%

• Completes $125 million bond refinancing in April; reduces debt

• Announcesplans for a 5 facility acquisition

MILWAUKEE, WISCONSIN – Extendicare Health Services, Inc. (EHSI) reported net earnings of $9.3 million in the three months ended March 31, 2004, up from $2.3 million in the quarter ended March 31, 2003. Cash flow from operations was $18.5 million in the 2004 first quarter compared to $4.5 million in the prior year quarter.

EHSI is a wholly owned subsidiary of Extendicare Inc. (TSX: EXE and EXE.A; NYSE: EXE.A).

“EHSI has continued its strong performance in the first quarter,” said Mel Rhinelander, Chairman and Chief Executive Officer of EHSI. “We are also pleased with the success of our recent debt refinancing, which further improves the financial stability of the Company.”

Medicare patient census increased to 17.1% of EHSI’s total nursing home census from 15.3% in the 2003 first quarter and from 15.8% in the 2003 fourth quarter. On a same-facility basis, EHSI’s total average daily census in its nursing homes was 12,880 compared to 12,875 in the 2003 first quarter and 12,986 in the 2003 fourth quarter. Though the Company experienced a decline in nursing home residents served from the 2003 fourth quarter level, this was more than offset by the increase in Medicare patients served.

As a result of the debt refinancing, EHSI has lowered its long-term debt from $380.2 million at March 31, 2004 to approximately $332.1 million, and reduced its weighted average interest rate to approximately 5.1% compared to 7.7% at March 31, 2004. At these interest rates and debt levels, this will result in annual interest savings of approximately $12.4 million.

“We remain on track to complete Phase I of our new build program in the United States on time and on budget, and it is our expectation that we will enjoy similar success as we roll out Phase II,” further commented Mr. Rhinelander. To date in 2004, EHSI completed and opened a 20-bed addition to a nursing facility in Wisconsin, a 16-unit addition to an assisted living facility in Kentucky and a 40-unit assisted living facility in Wisconsin.

In addition to its three-phase construction program, EHSI is actively looking for accretive acquisition opportunities. “We expect to close on the acquisition of five nursing homes (423 beds) located in Wisconsin and Indiana by the end of May,” concluded Mr. Rhinelander.

Quarters ended March 31, 2004 and March 31, 2003

Revenue increased by $20.1 million, or 9.5% over the prior year quarter, which included $1.6 million due to the year-end 2003 acquisition of a nursing home. Revenue also grew due to an increase in average payor rates of $12.3 million, growth in census mix of $3.4 million, the additional day in the quarter of $2.1 million, an increase in nursing home ancillary services of $1.1 million and other revenue of $1.0 million. These improvements were partially offset by the change in prior year revenue adjustments, which were $1.3 million for the first quarter of 2004 compared to $2.7 million in the 2003 first quarter.

EBITDA increased 54.9% to $32.3 million in the 2004 first quarter from $20.8 million in the same quarter last year. EBITDA as a percent of revenue increased to 13.9% from 9.9% in the 2003 first quarter.

Net interest costs were $1.2 million lower due to $1.0 million in interest income recorded in the first quarter of 2004 on notes receivable from Greystone Tribeca Acquisition, L.L.C.

Depreciation and amortization decreased $0.5 million as a result of the discontinuation of depreciation on assets held for divestiture as of January 1, 2004, which totaled $0.6 million in the first quarter of 2003. These assets have been accounted for as a sale in the second quarter of 2004 as a result of the closing of the transaction with Greystone.

Pre-tax earnings rose to $15.0 million in the three months ended March 31, 2004 from $3.8 million in the prior year quarter.

Other Items

During the first quarter of 2004, the Company prepaid in full $13.0 million of Industrial Development Revenue Bonds that resulted in the write-off of $0.4 million of deferred financings costs. In addition, the Company made a formal decision to close an 86-bed nursing facility in Indiana and transfer the beds to an adjacent facility. As a result EHSI recorded a loss on impairment of assets of $1.6 million in the first quarter of 2004. On an after-tax basis these two charges totaled $1.2 million.

In February 2004, EHSI acquired for $1.4 million a skilled nursing facility in Washington that it had been previously operating under lease arrangements.

In April 2004 EHSI refinanced its long-term debt with the issuance of $125.0 million aggregate principal amount of 6.875% Senior Subordinated Notes due May 1, 2014 (the “2014 Notes”) issued at a price of 97.5001% of par to yield 7.23%, and the amendment and restatement of its existing credit facility, which included an increase in borrowing capacity from $105.0 million to $155.0 million. The proceeds from the 2014 Notes, cash on hand and new borrowing capacity are being used to refinance EHSI’s outstanding $200.0 million aggregate principal amount of 9.35% Senior Subordinated Notes due 2007. In addition, EHSI terminated its existing interest rate swap and cap arrangements on a notional $150.0 million, and entered into new interest rate swap and cap arrangements on a notional $275.0 million.

In April 2004 EHSI concluded negotiations with Greystone on the divestiture agreement for 15 Florida nursing homes previously owned and operated by EHSI, which Greystone has been operating since September 2000. The initial transaction in 2000 was treated as a deferred sale since a significant portion of the final consideration was contingent on certain events, and EHSI held an option to repurchase the facilities. On April 29, 2004, EHSI received $2.6 million of interest, and in addition to the $30.0 million of cash consideration initially received in 2000, EHSI will receive in June 2004, $10.0 million as final payment of the contingent consideration. The finalization of this transaction will result in the recognition in the second quarter of 2004 of a pre-tax gain from the sale of assets of $4.8 million and interest income of $1.6 million.

Extendicare Health Services, Inc. of Milwaukee, Wisconsin is a wholly owned subsidiary of Extendicare Inc. Through its subsidiaries, Extendicare Inc. operates 267 long-term care facilities across North America, with capacity for over 27,800 residents. As well, through its operations in the United States, Extendicare offers medical specialty services such as subacute care and rehabilitative therapy services, while home health care services are provided in Canada. The Company employs 35,100 people in the United States and Canada.

In a separate news release issued today, Extendicare Inc. announced its 2004 first quarter financial results. On May 7, 2004, at 10:00 a.m. (ET), Extendicare Inc. will hold a conference call to discuss its results for the first quarter. The call will be webcast live, and archived, in the investor information section of Extendicare’s website, www.extendicare.com. Alternatively, the call in number is 1-800-387-6216 or 416-405-9328. For those unable to listen to the call live, a taped rebroadcast will be available from two hours after completion of the live call until midnight on May 21, 2004. To access the rebroadcast, dial 1-800-408-3053 or 416-695-5800, conference ID number 3035667. Also, a supplemental information package containing historical annual and quarterly financial results and operating statistics on the Company can be found on the website under Investor Information/Investor Documents/Supplemental Information.

The attached statements of cash flows reflects certain reclassifications to the prior period figures to conform to the 2004 presentation.

Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations, are forward-looking statements. These forward-looking statements can be identified as such because the statements generally include words such as “expect”, “intend”, “anticipate”, “believe”, “estimate”, “plan” or “objective” or other similar expressions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. In addition to the risks and uncertainties related to these statements, other risks and uncertainties are identified in Extendicare Inc.‘s or Extendicare Health Services, Inc.‘s filings with Canadian and United States securities regulators and include, but are not limited to, the following: changes in the health care industry in general and the long-term care industry in particular because of political and economic influences; changes in regulations governing the industry and the Company’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against the Company; the Company’s ability to attract and retain qualified personnel; the availability and terms of capital to fund the Company’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on the Company’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information, and the Company assumes no obligation to update any forward-looking statement.

For further information, contact:

Christopher Barnes
Manager, Investor Relations
Phone: (905) 470-5483
Fax: (905) 470-4003
Email: cbarnes@extendicare.com

Visit Extendicare's Website @ www.extendicare.com

EXTENDICARE HEALTH SERVICES, INC.
Condensed Consolidated Statements of Earnings

(thousands of U.S. dollars)	Three months ended March 31
	2004	2003

Revenues
Nursing and assisted living centers	224,426	204,805
Outpatient therapy	2,665	2,644
Other	4,410	3,977

	231,501	211,426
Operating and administrative costs	196,946	188,334
Lease costs	2,264	2,251

EBITDA (note 1)	32,291	20,841
Depreciation and amortization	8,681	9,161
Interest expense	8,200	8,495
Interest income	(1,542)	(643)
Loss on impairment of long-lived assets	1,612	--
Loss on early retirement of debt	354	--

Earnings before income taxes	14,986	3,828
Provision for income taxes	5,639	1,540

Net earnings	9,347	2,288

   Note:

(1)	EBITDA refers to earnings before interest, taxes, depreciation, amortization, and loss on impairment of long-lived assets and loss from early retirement of debt.

EXTENDICARE HEALTH SERVICES, INC.
Condensed Consolidated Statements of Cash Flows

(thousands of U.S. dollars)	Three months ended March 31
	2004	2003

Operating activities
Net earnings	9,347	2,288
Adjustments to reconcile net earnings to net
cash provided from operating activities
Depreciation and amortization	8,681	9,161
Provision for self-insured liabilities	1,650	1,500
Payments for self-insured liabilities	(3,112)	(5,617)
Provision for uncollectible accounts receivable	3,184	2,335
Amortization of deferred financing costs	377	378
Loss on impairment of long-lived assets	1,612	--
Loss on early retirement of debt	354	--
Deferred income taxes	(3,811)	569

	18,282	10,614
Changes in assets and liabilities
Accounts receivable	(1,557)	625
Supplies, inventories and other current assets	(1,255)	(1,866)
Accounts payable and accrued liabilities	(4,043)	(4,625)
Income taxes	1,477	147
Current due to shareholder and affiliates	5,580	(370)

Cash provided from operating activities	18,484	4,525

Investing activities
Payments for purchases of property and equipment	(5,345)	(4,709)
Payments for new construction projects	(3,800)	(31)
Acquisitions	(2,129)	--
Proceeds from sales of assets	4	17
Other assets	4,031	373

Cash used for investing activities	(7,239)	(4,350)

Financing activities
Issue of long-term debt	706	--
Payments of long-term debt	(13,397)	(129)
Other long-term liabilities	484	506

Cash provided from (used for) financing activities	(12,207)	377

Increase (decrease) in cash and cash equivalents	(962)	552
Cash and cash equivalents beginning of period	48,855	24,360

Cash and cash equivalents end of period	47,893	24,912

EXTENDICARE HEALTH SERVICES, INC.
Condensed Consolidated Balance Sheets

(thousands of U.S. dollars)	March 31 2004	December 31 2003

Assets
Current assets
Cash and cash equivalents	47,893	48,855
Accounts receivable, less allowances of $12,157
and $11,692, respectively	93,859	95,338
Assets held under divestiture agreement	33,723	33,723
Supplies, inventories and other current assets	8,692	7,436
Deferred state income taxes	5,017	4,260
Due from shareholder and affiliates	35,165	37,715

	224,349	227,327
Property and equipment	449,638	448,743
Goodwill and other intangible assets	75,407	75,193
Other assets	78,291	82,086

	827,685	833,349

Liabilities and Shareholder's Equity
Current liabilities
Accounts payable and accrued liabilities	118,450	122,286
Deposits held under divestiture agreement	30,000	30,000
Incomes taxes payable	1,500	23
Current portion of accrual for self-insured liabilities	18,000	18,000
Current maturities of long-term debt	1,276	1,223

	169,226	171,532
Long-term debt	378,961	391,695
Accrual for self-insured liabilities	25,601	27,063
Other long-term liabilities	11,573	11,082
Deferred state income taxes	7,365	7,343
Due to shareholder and affiliates	42,337	41,974

	635,063	650,689
Shareholder's equity	192,622	182,660

	827,685	833,349

EXTENDICARE HEALTH SERVICES, INC.
Financial and Operating Statistics

	Three months ended March 31
	2004	2003

Components of Nursing and Assisted Living Center Revenue (millions)
Nursing	$214.6	$195.5
Assisted living	9.8	9.3

	$224.4	$204.8

Nursing Center Statistics
Percent of Revenue by Payor Source (same-facility basis)
Medicare	32.7%	28.8%
Private/other	17.8	18.6
Medicaid	49.5	52.6
Average Daily Census by Payor Source (same-facility basis)
Medicare	2,206	1,966
Private/other	2,185	2,233
Medicaid	8,489	8,676

	12,880	12,875

Percent of Average Daily Census by Payor Source
(same-facility basis)
Medicare	17.1%	15.3%
Private/other	17.0	17.3
Medicaid	65.9	67.4
Average Revenue per Resident Day by Payor Source
(excluding prior period settlement adjustments)
Medicare (Part A and B)	$346.82	$318.12
Private/other	192.77	181.16
Medicaid	134.37	128.15
Medicare Part A only	317.99	290.78
Assisted Living Center Average Daily Census	1,488	1,501
Average Occupancy (excluding managed facilities) (same-facility basis)
Nursing facilities	91.2%	91.3%
Assisted living facilities	86.7	85.5
Combined nursing and assisted living facilities	90.8	90.7